CUSIP No. 76116A306	SCHEDULE 13D	Page 14 of 16 Pages

EXHIBIT A

This Exhibit sets forth information with respect to each purchase and sale of shares of Common Stock and Convertible Stock which were effectuated by the Fund within the past sixty days. All transactions were effectuated in the open market through a broker.

Trade Date	Shares of Common Stock Purchased	Price Per Share ($)
2/1/2018	150,000	33.91
2/2/2018	100,000	32.28
2/5/2018	150,000	33.93

Trade Date	Shares of Convertible Stock Purchased	Price Per Share ($)
12/12/2017	500	1145.00